EXHIBIT 10.2

STEPAN COMPANY

NON-QUALIFIED STOCK OPTION AGREEMENT

2006 INCENTIVE COMPENSATION PLAN

THIS AGREEMENT, dated as of the ___ day of _____, 20___ and entered into by and between Stepan Company, a Delaware corporation (the “Company”), and ______ (the “Participant”).

WITNESSETH THAT:

IT IS AGREED, by and between the parties hereto, as follows:

1. In accordance with the provisions of Stepan Company 2006 Incentive Compensation Plan (the “Plan”), the Company hereby grants to the Participant a Non-Qualified Stock Option to purchase a total of _____shares of common stock of the Company (“Common Stock”). The option price of each share of Common Stock subject to this Agreement shall be $            . The right to exercise the option shall be subject to the terms and conditions of the Plan and this Agreement shall not be exercisable until the Participant completes two (2) years of employment with the Company following the date first written above and shall expire at the earliest of eight (8) years after the date first written above; the date established by the Compensation and Development Committee of the Board of Directors (the “Committee”) at the time of the grant; or the date on which the Participant’s employment with the Company is terminated for any reason other than by disability, death or normal retirement (or early retirement with the Company’s approval).

2. This option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the date the option expires. Such notice shall specify the number of shares of Common Stock which the Participant elects to purchase and shall be accompanied by payment of the option price for such shares. Subject to the provisions of the following sentence, payment shall be cash or by check payable to the Company. All or a portion of such required amount may be paid by delivery of shares of Common Stock having an aggregate fair market value which is equal to the amount of cash which would otherwise be required.

3. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the aggregate number of shares of Common Stock subject to this Agreement and the terms of the outstanding stock options may be equitably adjusted by the Committee, in its sole discretion.

4. Except as otherwise provided by the Committee, the option is not assignable or transferable by the Participant other than by will or the laws of descent and distribution and then only as provided herein, and may be exercised during the lifetime of the Participant only by the Participant and only as provided herein. If the option is exercised by the person or persons to whom the rights of the Participant under the option shall pass by will or the laws of descent and distribution, the option may be exercised only in respect of the number of shares which the Participant could have acquired under the option by the exercise thereof at the date of death.

STEPAN COMPANY

BY:
F. Quinn Stepan, Jr.
President and Chief Executive Officer

Participant

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